Exhibit 12.1

EDGE PETROLEUM CORPORATION
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

									For the Years Ended December 31,
		For the Year Ended December 31, 2008				For the Year Ended December 31, 2007
									2006		2005	2004	2003	2002
		Fixed Charges and Preferred Dividends		Fixed Charges		Fixed Charges and Preferred Dividends	Fixed Charges
									Fixed Charges
RATIO OF EARNINGS TO FIXED CHARGES		(11.62	)(a)	(20.77	)(b)	0.68 (c)	1.22	(d)	(7.36	)(e)	22.59	18.22	7.81	1.59

EARNINGS AS DEFINED IN REGULATION S-K 229.305(d)(1)(C):
+	Pre-tax income (loss) from continuing operations	$(348,668,226)		$(348,668,226)		$10,304,793	$10,304,793		$(62,835,793)		$51,436,188	$23,384,275	$7,439,007	$1,222,805
+	Fixed Charges	28,849,791		16,133,445		32,447,351	17,618,167		8,146,129		2,292,708	1,317,478	1,056,118	1,021,182
+	Amortization of capitalized interest	—		—		—	—		—		—	—	—	—

	Sub-total	(319,818,435)		(332,534,781)		42,752,144	27,922,960		(54,689,664)		53,728,896	24,701,753	8,495,125	2,243,987
-	Interest capitalized	(2,609,170)		(2,609,170)		(7,882,521)	(5,769,683)		(5,260,949)		(1,943,335)	(701,654)	(244,503)	(623,413)
-	Preference security dividend requirements	(12,716,346)		—		(12,716,346)	—		—		—	—	—	—

	EARNINGS AVAILABLE FOR FIXED CHARGES	$(335,143,951)		$(335,143,951)		$22,153,277	$22,153,277		$(59,950,613)		$51,785,561	$24,000,099	$8,250,622	$1,620,574

FIXED CHARGES AS DEFINED IN REGULATION S-K 220.305(d)(1)(A):
+	Interest expensed	$11,787,391		$11,787,391		$10,588,577	$10,588,577		$2,499,735		$—	$331,399	$678,805	$143,280
+	Interest capitalized	2,609,170		2,609,170		7,882,521	5,769,683		5,260,949		1,943,335	701,654	244,503	623,413
+	Amortized premiums, discounts and capitalized expenses related to indebtedness	1,402,992		1,402,992		977,356	977,356		165,211		152,723	142,135	—	84,479
+	an estimate of the interest within rental expense	333,892		333,892		282,551	282,551		220,234		196,650	142,290	132,810	170,010
+	preference security dividend requirements (see note below)	12,716,346		—		12,716,346	—		—		—	—	—	—

	TOTAL FIXED CHARGES	$28,849,791		$16,133,445		$32,447,351	$17,618,167		$8,146,129		$2,292,708	$1,317,478	$1,056,118	$1,021,182

Calculation of Estimated Interest Within Rental Expense:
	Rental expense	1,112,974		1,112,974		941,835	941,835		734,114		655,500	474,300	442,700	566,700
	Factor	30%		30%		30%	30%		30%		30%	30%	30%	30%

	Interest on rental expense	333,892		333,892		282,551	282,551		220,234		196,650	142,290	132,810	170,010

Impairment
Unrealized Non-Cash Derivative Gains (Losses)
Calculation of Preference Security Dividend Requirement:
	Shares Issued	2,875,000
	Price per Share	$50.00
	Value of Shares Issued	$143,750,000
	Dividend Rate	5.75%
	Amount of Dividend Annual	8,265,625
	Divide by 366 days	366
	Times number of days in period	366
		8,265,625

	Divided by 1 minus the effective tax rate	12,716,346

Note: Preference security dividend is defined as the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securities. The dividend requirement must be computed as the amount of the dividend divided by (1 minus the effective income tax rate applicable to continuing operations).

(a)
The ratio indicates less than one-to-one coverage because earnings were inadequate to cover fixed charges and preferred dividends for the period. The amount of the deficiency was $364.0 million for fixed charges and preferred dividends. The ratio of earnings to fixed charges and preferred dividends was 0.96X excluding the impairment of $362.8 million (before taxes) recorded in the third and fourth quarters of 2008. Excluding $27.7 million (before taxes) in unrealized non-cash derivative gains and the impairment, the ratio of earnings to fixed charges and preferred dividends was 0.001X.

(b)
The ratio indicates less than one-to-one coverage because earnings were inadequate to cover fixed charges for the period. The amount of the deficiency was $351.3 million for fixed charges. The ratio of earnings to fixed charges was 1.72X excluding the impairment of $362.8 million (before taxes) recorded in the third and fourth quarters of 2008. Excluding $27.7 million (before taxes) in unrealized non-cash derivative gains and the impairment, the ratio of earnings to fixed charges was 0.002X.

(c)
The ratio of earnings to fixed charges and preferred dividends was 1.22X excluding the $17.5 million (before taxes) in unrealized non-cash derivative losses.

(d)
The ratio of earnings to fixed charges was 2.25X excluding the $17.5 million (before taxes) in unrealized non-cash derivative losses.

(e)
The ratio indicates less than one-to-one coverage because earnings were inadequate to cover fixed charges for the period. The amount of the deficiency was $68.1 million for fixed charges. The ratio of earnings to fixed charges was 4.54X excluding the impairment of $96.9 million (before taxes) recorded in the third quarter of 2006. Excluding $5.0 million (before taxes) in unrealized non-cash derivative gains and the impairment, the ratio of earnings to fixed charges was 3.92X.